Exhibit 99.2

Third Quarter 2023 Financial Results November 9, 2023

Forward-Looking Statements This Presentation has been prepared by Calumet Specialty Products Partners, L.P. (the “Company,” “Calumet,” “we,” “our” or like terms) and Montana Renewables, LLC (“MRL”) as of November 9, 2023. The information in this Presentation includes certain “forward-looking statements.” These statements can be identified by the use of forward-looking terminology including “may,” “intend,” “believe,” “expect,” “anticipate,” “estimate,” “forecast,” “outlook,” “continue” or other similar words. The statements discussed in this Presentation that are not purely historical data are forward-looking statements. These forward-looking statements discuss future expectations or state other “forward-looking” information and involve risks and uncertainties. When considering forward-looking statements, you should keep in mind the risk factors and other cautionary statements included in our most recent Annual Report on Form 10-K and other filings with the SEC. The risk factors and other factors noted in our most recent Annual Report on Form 10-K and other filings with the SEC could cause our actual results to differ materially from those contained in any forward-looking statement. Our forward-looking statements are not guarantees of future performance, and actual results and future performance may differ materially from those suggested in any forward-looking statement. All subsequent written and oral forward-looking statements attributable to us or to persons acting on our behalf are expressly qualified in their entirety by the foregoing. Existing and prospective investors are cautioned not to place undue reliance on such forward-looking statements, which speak only as of the date of this Presentation. We undertake no obligation to publicly update or revise any forward-looking statements after the date they are made, whether as a result of new information, future events or otherwise. Additional Information and Where to Find It This Presentation relates to the proposed corporate reorganization (the “Transaction”) between Calumet and a new Delaware corporation to be formed in connection with the Transaction (“New Calumet”). This Presentation may be deemed to be solicitation material in respect of the proposed Transaction. The proposed Transaction will be submitted to Calumet’s unitholders for their consideration. In connection with the proposed Transaction, New Calumet is expected to file with the SEC a registration statement on Form S-4 (the “Form S 4”) containing a proxy statement/prospectus (the “Proxy Statement/Prospectus”) to be distributed to Calumet’s unitholders in connection with Calumet’s solicitation of proxies for the vote of Calumet’s unitholders in connection with the proposed Transaction and other matters as described in such Proxy Statement/Prospectus. The Proxy Statement/Prospectus will also serve as the prospectus relating to the offer of the securities to be issued to Calumet’s equityholders in connection with the completion of the proposed Transaction. Calumet and New Calumet may file other relevant documents with the SEC regarding the proposed Transaction. The definitive Proxy Statement/Prospectus will be mailed to Calumet’s unitholders when available. BEFORE MAKING ANY VOTING OR INVESTMENT DECISION WITH RESPECT TO THE PROPOSED TRANSACTION, INVESTORS AND UNITHOLDERS AND OTHER INTERESTED PERSONS ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT/PROSPECTUS REGARDING THE PROPOSED TRANSACTION (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND OTHER RELEVANT MATERIALS CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. This Presentation does not constitute an offer to sell or the solicitation of an offer to buy any securities, or a solicitation of any vote or approval, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended. The Proxy Statement/Prospectus, any amendments or supplements thereto and other relevant materials, and any other documents filed by Calumet or New Calumet with the SEC, may be obtained once such documents are filed with the SEC free of charge at the SEC’s website at www.sec.gov or free of charge from Calumet at www.calumet.com or by directing a written request to Calumet at 2780 Waterfront Parkway East Drive, Indianapolis, Indiana 46214. Participants in the Solicitation Calumet, Calumet GP, LLC, the general partner of Calumet (the “General Partner”), and certain of the General Partner’s executive officers, directors, other members of management and employees may, under the rules of the SEC, be deemed to be “participants” in the solicitation of proxies in connection with the proposed Transaction. Information regarding the General Partner’s directors and executive officers is available in Calumet’s Annual Report on Form 10-K for the year ended December 31, 2022, which was filed with the SEC on March 15, 2023 (the “Annual Report”). To the extent that holdings of Calumet’s securities have changed from the amounts reported in the Annual Report, such changes have been or will be reflected on Statements of Changes in Beneficial Ownership on Form 4 filed with the SEC. These documents may be obtained free of charge from the sources indicated above. Information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the Form S-4, the Proxy Statement/Prospectus and other relevant materials relating to the proposed Transaction to be filed with the SEC when they become available. Unitholders and other investors should read the Proxy Statement/Prospectus carefully when it becomes available before making any voting or investment decisions. Non-GAAP Financial Measures Adjusted EBITDA, Adjusted gross profit (loss), Adjusted gross profit (loss) per barrel and net recourse debt are non-GAAP financial measures provided in this Presentation. Reconciliations to the most comparable GAAP financial measures are included in the Appendix to this Presentation. These non-GAAP financial measures are not defined by GAAP and should not be considered in isolation or as an alternative to net income (loss) or other financial measures prepared in accordance with GAAP. © 2023 Calumet Specialty Products Partners, L.P. 2

Performance Summary

Business Overview

- Adjusted EBITDA of $75.5MM[(1)]
- Specialties business
  - Plugged heater tube in Shreveport's CDW unit impacted Specialty production volumes and margins
    - Transient plugging fully repaired and fully online in October
    - 300,000bbls of lost specialty production resulted in lost profit opportunity of approximately $20MM
  - Strong financial results in Performance Brands continue
- Montana Renewables
  - Demonstrated the earnings potential of MRL in July as geographically advantaged untreated feedstock was introduced
  - Steam drum crack identified in 3Q; replacement complete in November.
  - Full production planned for December

Strategic Overview

- C-Corp conversion intended to grow investor base and unlock shareholder value
- Montana Renewables ultimate strategic plan progressing and unchanged
  - Potential MRL monetization, MAX SAF engineering, DOE loan process

Business Segment	3Q2023 Adjusted EBITDA ($MM)
Specialty Products and Solutions (SPS)	$38.7
Montana/Renewables (MR)	$38.2
Performance Brands (PB)	$13.2
Corporate	$(14.6)
Total Adjusted EBITDA[(1)]	**$75.5**

(1) See appendix to this presentation for GAAP to Non-GAAP reconciliations



View of feedstock pre-treater at MRL

© 2023 Calumet Specialty Products Partners, L.P.

3

Calumet announced plans to transition to a C-Corp to maximize future opportunities, access a broader base of investors and unlock shareholder value Transaction highlights: C-Corp transition will eliminate Incentive Distribution Rights (“IDRs”), align all shareholder interests, and is expected to substantially increase trading volume and institutional investment in the company Calumet expects to close C-Corp transition within 9 months and cancellation of IDRs will occur simultaneously with closing Upon closing, the General Partner will exchange its existing IDRs and 2% General Partner interest (~1.6 million GP units) for 5.5 million shares of common stock and 2.0 million warrants Warrants will have a strike price of $20/share and will expire three years from the date of issuance 4.5% shareholder dilution (excluding warrants) at closing of transaction (see Appendix) Governance: The board of directors will consist of 9 members who will serve staggered three-year terms; a majority of the directors will be independent For so long as The Heritage Group and its affiliates (“THG”) own at least 15% of the outstanding common stock, they will have the right to nominate three directors, which reduces to two directors so long as THG own at least 10% and less than 15% of the outstanding common stock Until the earlier of THG no longer owning at least 5% of the outstanding common stock and the third anniversary of the closing date, THG shall maintain certain consent rights including amendment of the organizational documents, increase or decrease in the size of the Board and any appointment or removal of the Chairman of the Board or Chief Executive Officer THG will receive customary registration rights covering its shares and warrants © 2023 Calumet Specialty Products Partners, L.P. 4

Specialty Products and Solutions © 2023 Calumet Specialty Products Partners, L.P. 5

Specialty Products and Solutions 3Q2022 2Q2023 3Q2023 Lost 300,000 barrels of Specialty production during the quarter at Shreveport, plant has resumed normal operations Adjusted EBITDA(1) ($MM) $131.7 $61.0 $38.7 Purchased 3rd party finished product to extend inventory and Specialty Products Material Margin ($/bbl) $93.93 $77.37 $59.81 meet customer expectations Fuels & Asphalt Material Margin(2) ($/bbl) $21.81 $10.21 $14.56 $19/bbl feedstock runup during 3rd quarter. Offsetting product price (1) See appendix to this presentation for GAAP to Non-GAAP reconciliations (2) Includes RVO accrual increases went into effect in October. Margin outlook continues to be above mid-cycle Sales Volume (bpd) 50,000 Material Margin ($/bbl) $120 $28 40,000 (2) $100 $23 30,000 $80 $18 Asphalt 20,000 Products & $60 $13 10,000 $40 $8 Fuels Specialty $20 $3 0 020 $0 -$2 1Q2020 2Q2020 3Q2020 4Q2 1Q2021 2Q2021 3Q2021 4Q2021 1Q2022 2Q2022 3Q2022 4Q2022 1Q2023 2Q2023 3Q2023 1Q2020 2Q2020 3Q2020 4Q2020 1Q2021 2Q20 21 3Q2021 4Q2021 1Q2022 2Q2022 3Q2022 4Q2022 1Q2023 2Q2023 3Q2023 Specialty Products Fuels & Asphalt Specialty Products Fuels & Asphalt (2) © 2023 Calumet Specialty Products Partners, L.P. 6

Performance Brands © 2023 Calumet Specialty Products Partners, L.P. 7

Performance Brands Financial results continue to trend positively; $24.3 mm YoY 3Q2022 2Q2023 3Q2023 increase in Adjusted EBITDA Sales ($MM) $76.4 $85.5 $75.2 Healthy industrial demand; retail demand choppy Adjusted EBITDA(1) ($MM) $8.5 $12.2 $13.2 Favorable market trend for increased power efficiency (1) See Appendix to this presentation for GAAP to Non-GAAP reconciliations Growth in mining is an opportunity Sustainable product portfolio, including BioMax, continues to experience rapid, early-stage growth Adjusted EBITDA ($/gal) $3.50 $3.00 $2.50 $2.00 $1.50 $1.00 $0.50 $0.00 3Q2021 4Q2021 1Q2022 2Q2022 3Q2022 4Q2022 1Q2023 2Q2023 3Q2023 © 2023 Calumet Specialty Products Partners, L.P. 8

Montana/Renewables Facility operating in two services, 12,000 bpcd crude refinery and 12,000 bpcd renewables © 2023 Calumet Specialty Products Partners, L.P. 9

Montana/Renewables

CALUMET SPECIALTY PRODUCTS PARTNERS, L.P.

	3Q2022	2Q2023	3Q2023
Adjusted EBITDA(1) ($MM)	$11.3	$12.6	$38.2
Conventional Production (bpd)	27,242	11,887	11,742
Renewable Production (bpd)	-	7,312	7,455

(1) See Appendix to this presentation for GAAP to Non-GAAP reconciliations

Conventional Plant

- Legacy asphalt plant benefited from healthy margin environment and wider heavy Canadian crude differentials
- Niche sizing allows all product to be placed in premium local markets, reducing seasonality

Renewables

- 3rd quarter production slowed by steam leak
  - Replaced steam drum on the new hydrogen plant
  - Redundant hydrogen system provided for ongoing production
- 2024 turnaround opportunistically pulled forward
- Full production expected in December


MONTANA RENEWABLES

© 2023 Calumet Specialty Products Partners, L.P.

10

Appendix

Installation of New Steam Drum at MRL New steam drum First tube being replaced Replacing all 469 tubes Install of steam drum and tubes complete © 2023 Calumet Specialty Products Partners, L.P. 12

Dilution Calculation Total New Shares: 5.5 million Existing GP Units Being Exchanged: ~1.6 million Net New Shares at Closing: ~3.9 million Existing Common Units Outstanding (11/8/23): ~80.0 million Exchanged 1:1 for New Shares at Closing New Shares Issued at Closing for IDRs and GP Interest: 5.5 million Total Outstanding Shares at Closing: ~85.5 million Net New Shares at Closing / Total Outstanding Shares at Closing = 4.5% Dilution (excluding warrants) © 2023 Calumet Specialty Products Partners, L.P. 13

RINs Q3 (non-cash) accounting gain = $173.4 MM related to RIN market price decrease The RINs liability on Calumet’s balance sheet is converted to a notional dollar value using RIN market prices on the last day of the quarter RIN obligations cannot be settled with the EPA financially; and market prices are generally believed to be driven by political news and rumors as opposed to fundamentals “As corn ethanol prices are normally lower than those of gasoline blendstocks…the D6 RIN has a theoretical value of zero (as there is no cost of goods penalty for blending ethanol)” Stillwater1 There is no effective futures market for price discovery The significant Q3 gain is not meaningful with respect to our business and strategic performance 1 https://stillwaterassociates.com/as-the-rins-spin/ © 2023 Calumet Specialty Products Partners, L.P. 14

Capital Structure Overview

CALUMET SPECIALTY PRODUCTS PARTNERS, L.P.

($ in millions)	Actual 12/31/21	Actual 03/31/22	Actual 06/30/22	Actual 09/30/22	Actual 12/31/22	Actual 03/31/23	Actual 06/30/23	Actual 09/30/23
Unrestricted Cash	$ 38.1	$ 10.7	$ 27.5	$ 50.5	$ 35.2	$ 11.2	$ 36.0	$ 13.7
ABL Revolver Borrowings	$ —	$ 11.0	$ —	$ 87.0	$ 104.0	$ 226.0	$ 87.8	$ 71.1
7.75% Senior Notes due 2023	325.0	—	—	—	—	—	—	—
9.25% Senior Secured First Lien Notes due 2024	200.0	200.0	200.0	200.0	200.0	200.0	179.0	179.0
11.00% Senior Notes due 2025	550.0	550.0	550.0	513.5	513.5	513.5	413.5	413.5
8.125% Senior Notes due 2027	—	325.0	325.0	325.0	325.0	325.0	325.0	325.0
9.75% Senior Notes due 2028	—	—	—	—	—	—	325.0	325.0
MRL credit facility	303.5	306.3	315.6	—	—	—	—	—
MRL revolving credit agreement	—	—	—	—	—	18.7	18.5	—
MRL term loan credit agreement	—	—	—	—	—	—	74.8	74.6
Shreveport terminal asset financing arrangement	64.3	62.7	61.5	59.3	58.2	56.3	54.5	52.7
MRL asset financing arrangements	—	13.9	16.7	278.9	370.1	388.1	385.1	388.0
Finance lease obligations	4.0	3.7	3.5	3.3	3.4	3.2	3.2	3.0
Other	0.7	—	—	—	—	—	—	—
Total Debt	$ 1,447.5	$ 1,472.6	$ 1,472.3	$ 1,467.0	$ 1,574.2	$ 1,730.8	$ 1,866.4	$ 1,831.9
Less Non-Recourse Debt	303.5	320.2	332.3	278.9	370.1	406.8	478.4	462.6
Total Recourse Debt	$ 1,144.0	$ 1,152.4	$ 1,140.0	$ 1,188.1	$ 1,204.1	$ 1,324.0	$ 1,388.0	$ 1,369.3
Net Recourse Debt	$ 1,105.9	$ 1,141.7	$ 1,112.5	$ 1,137.6	$ 1,168.9	$ 1,312.8	$ 1,352.0	$ 1,355.6
Partners' Capital (Deficit)	$ (385.1)	$ (463.8)	$ (477.6)	$ (465.4)	$ (537.7)	$ (526.1)	$ (547.8)	$ (447.6)
Total Capitalization	$ 1,062.4	$ 1,008.8	$ 994.7	$ 1,001.6	$ 1,036.5	$ 1,204.7	$ 1,318.6	$ 1,384.3
LTM Adjusted EBITDA	$ 110.3	$ 139.0	$ 282.5	$ 350.7	$ 389.6	$ 444.0	$ 335.9	$ 284.4
Net Recourse Debt / LTM Adjusted EBITDA	10.0x	8.2x	3.9x	3.2x	3.0x	3.0x	4.0x	4.8x

© 2023 Calumet Specialty Products Partners, L.P.

15

Reconciliation of Net Income (Loss) to Adjusted EBITDA ($ in millions) 3Q 2021 4Q 2021 1Q 2022 2Q 2022 3Q 2022 4Q 2022 1Q 2023 2Q 2023 3Q 2023 Net income (loss) attributable to partners $51.5 $(87.1) $(95.5) $(15.3) $15.7 $(70.0) $28.7 $(18.5) $103.0 Add: Depreciation and amortization 30.5 33.8 30.2 30.3 30.2 30.7 37.2 42.8 43.7 LCM / LIFO (gain) loss (4.7) (5.2) (6.0) (1.2) (0.5) 14.3 19.7 (5.8) (4.5) Interest expense 38.2 40.2 51.6 42.6 41.8 39.9 49.2 55.8 58.7 Debt extinguishment costs 0.1 1.0 40.4 5.2 0.3 Unrealized (gain) loss on derivatives 3.3 7.9 22.1 53.5 (28.1) (1.6) (41.0) (14.1) 36.3 RINs mark to market (gain) loss (66.9) 1.4 9.4 68.7 14.3 23.3 (46.1) 3.6 (173.4) (Gain) loss on impairment and disposal of assets 2.2 (0.2) 0.9 Other non-recurring (income) expenses (0.2) 5.0 2.8 (0.2) 13.0 29.5 3.6 2.4 Equity-based compensation and other items 6.7 26.3 7.0 (3.4) 13.0 16.3 9.0 (0.3) 13.8 Income tax expense 0.4 0.7 0.6 1.5 0.6 0.5 0.4 0.5 Noncontrolling interest adjustments (0.9) (3.9) (9.0) (5.0) (5.3) Adjusted EBITDA $58.8 $24.6 $23.3 $175.8 $127.0 $63.5 $77.7 $67.7 $75.5 © 2023 Calumet Specialty Products Partners, L.P. 16

Reconciliation of Segment Gross Profit (Loss) to Segment Adjusted Gross Profit (Loss)

CALUMET
SPECIALTY PRODUCTS PARTNERS, L.P.

($ in millions, except per barrel data)	4Q 2021	1Q 2022	2Q 2022	3Q 2022	4Q 2022	1Q 2023	2Q 2023	3Q 2023
Specialty Products and Solution segment gross profit	$19.2	$17.7	$88.1	$123.4	$95.9	$110.3	$45.3	$158.9
LCM/LIFO inventory (gain) loss	(5.4)	(3.4)	—	2.1	(12.9)	1.2	1.5	(4.4)
Other adjustments	—	—	—	—	—	—	—	(7.1)
RINs mark to market (gain) loss	2.0	5.3	39.9	8.4	13.3	(28.1)	2.4	(109.8)
Depreciation and amortization	19.1	15.8	16.0	15.5	15.3	15.8	19.1	19.1
Specialty Products and Solutions segment Adjusted gross profit	$34.9	$35.4	$144.0	$149.4	$111.6	$99.2	$68.3	$56.7
Performance Brands segment gross profit	$11.8	$13.3	$14.2	$17.0	$11.1	$23.6	$21.4	$21.0
LCM/LIFO inventory (gain) loss	(0.4)	—	(0.2)	(0.3)	0.2	1.5	0.6	0.1
Other adjustments	—	—	—	—	—	(5.0)	—	(3.2)
Depreciation and amortization	0.7	0.6	0.6	0.7	0.6	0.7	0.6	0.7
Performance Brands segment Adjusted gross profit	$12.1	$13.9	$14.6	$17.4	$11.9	$20.8	$22.6	$18.6
Montana/Renewables segment gross profit (loss)	$1.5	$1.7	$41.6	$(1.1)	$(72.1)	$(37.2)	$4.7	$81.7
LCM/LIFO inventory (gain) loss	0.6	(2.6)	(1.0)	(2.3)	27.0	17.0	(7.9)	(0.2)
Loss on firm purchase commitments	—	—	—	—	13.0	28.4	—	—
RINs mark to market (gain) loss	(0.7)	3.3	24.0	5.1	8.3	(15.3)	1.4	(55.1)
Depreciation and amortization	9.6	9.5	9.4	10.0	12.2	18.4	21.0	21.9
Montana/Renewables segment Adjusted gross profit (loss)	$11.0	$11.9	$74.0	$11.7	$(11.6)	$11.3	$19.2	$48.3
Reported Specialty Products and Solutions segment gross profit per barrel	$3.97	$3.21	$15.72	$21.65	$17.01	$21.30	$8.55	$28.77
LCM/LIFO inventory (gain) loss per barrel	(1.12)	(0.62)	—	0.37	(2.29)	0.23	0.28	(0.80)
Other adjustments per barrel	—	—	—	—	—	—	—	(1.29)
RINs mark to market (gain) loss per barrel	0.41	0.97	7.12	1.47	2.36	(5.43)	0.45	(19.88)
Depreciation and amortization per barrel	3.96	2.86	2.85	2.73	2.71	3.05	3.62	3.46
Specialty Products and Solutions segment Adjusted gross profit per barrel	$7.22	$6.42	$25.69	$26.22	$19.79	$19.15	$12.90	$10.26
Reported Performance Brands segment gross profit per barrel	$107.27	$100.00	$100.00	$139.34	$92.50	$185.83	$153.96	$160.31
LCM/LIFO inventory (gain) loss per barrel	(3.64)	—	(1.41)	(2.46)	1.67	11.81	4.32	0.76
Other adjustments per barrel	—	—	—	—	—	(39.37)	—	(24.43)
Depreciation and amortization per barrel	6.37	4.51	4.23	5.74	5.00	5.51	4.31	5.34
Performance Brands segment Adjusted gross profit per barrel	$110.00	$104.51	$102.82	$142.62	$99.17	$163.78	$162.59	$141.98
Reported Montana/Renewables segment gross profit (loss) per barrel	$0.66	$0.68	$16.12	$(0.96)	$(66.88)	$(23.09)	$2.64	$41.66
LCM/LIFO inventory (gain) loss per barrel	0.26	(1.05)	(0.39)	(2.00)	25.05	10.55	(4.44)	(0.10)
Loss on firm purchase commitments per barrel	—	—	—	—	12.06	17.63	—	—
RINs mark to market (gain) loss per barrel	(0.31)	1.32	9.30	4.43	7.70	(9.50)	0.79	(28.10)
Depreciation and amortization per barrel	4.21	3.83	3.64	8.70	11.31	11.42	11.80	11.17
Montana/Renewables segment Adjusted gross profit (loss) per barrel	$4.82	$4.78	$28.67	$10.17	$(10.76)	$7.01	$10.79	$24.63
Specialty Products and Solutions Adjusted EBITDA	$28.7	$28.1	$123.5	$131.7	$95.7	$76.4	$61.0	$38.7
Specialty Products and Solutions sales	$604.0	$769.4	$979.2	$934.6	$824.8	$738.7	$684.1	$745.7
Specialty Products and Solutions Adjusted EBITDA margin	4.8%	3.7%	12.6%	14.1%	11.6%	10.3%	8.9%	5.2%

© 2023 Calumet Specialty Products Partners, L.P.

17